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                                                                   EXHIBIT 10.14

                             VENTURE BANKING GROUP

         VIRATA CORPORATION AND VIRATA RALEIGH CORP., AS CO-BORROWERS

                          LOAN AND SECURITY AGREEMENT

                          DATED AS OF AUGUST 27,1999
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                                   AGREEMENT

     This Loan and Security Agreement ("Agreement") is made and entered into as of August 27, 1999, by and among VENTURE BANKING GROUP, A DIVISION OF CUPERTINO NATIONAL BANK ("Bank"), VIRATA CORPORATION, a Delaware corporation ("Virata") and VIRATA RALEIGH CORP., a Delaware corporation ("Virata Raleigh"), (each of Virata and Virata Raleigh, a "Borrower", and together, "Borrowers").

                                   RECITALS

     Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

                                   AGREEMENT

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers' Books relating to any of the foregoing.

          "Advance" or "Advances" means an Advance under the Revolving Facility.

          "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

          "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

          "Borrowers" Books" means all of Borrowers' books and records including ledgers; records concerning each Borrower's assets or liabilities, the Collateral, business
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operations or financial condition; and all computer programs, or tape files, and the equipment containing such information.

          "Borrowing Base" has the meaning set forth in Section 2.1 hereof.

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

          "Closing Date" means the date of this Agreement.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means the property described on Exhibit A attached hereto.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

          "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Parent and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Parent or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

          "Daily Balance" means the amount of the Obligations owed at the end of a given day.

          "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrowers' business that comply with all of Borrowers' representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from

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time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

               (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

               (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

               (c) Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

               (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

               (e) Accounts with respect to which the account debtor is an Affiliate of a Borrower;

               (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

               (g) Accounts with respect to which the account debtor is a federal, state, or local governmental entity or any department, agency, or instrumentality thereof.

               (h) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

               (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

               (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (k) Accounts which represent progress billings, where services have not yet been rendered;

               (l) Accounts with respect to which the account debtor is a distributor, unless pre-approved by Bank in writing; and

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               (m)  Accounts the collection of which Bank reasonably determines to be doubtful.

          "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) owed by Orckit Communications, Ltd. to the extent that such Accounts do not exceed (i) forty percent (40%) of all Accounts of [Virata/Borrowers] both prior to the Equity Event and at any time after October 31, 1999, or (ii) sixty-five percent (65%) of all Accounts of [Virata/Borrowers] following the Equity Event but not later than October 31, 1999; or (4) that Bank approves on a case-by-case basis; and that are not excluded by any of clauses (a) through (m) (except for clause (f)) under the defined term, "Eligible Accounts."

          "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrowers have any interest.

          "Equity Event" means the receipt by Parent of cash proceeds of at least $5,000,000 (or $7,000,000 for purposes of Section 6.12 hereof) from the sale of capital stock of the Company or issuance of Subordinated Debt, other than in a nonfinancing transaction to employees, officers, directors or consultants of the Company.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "GAAP" means generally accepted accounting principles as in effect from time to time.

          "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

          "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

          "Inventory" means all present and future inventory in which a Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a

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contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrowers, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

          "In vestment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

          "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrowers, and any other agreement entered into between Borrowers and Bank in connection with this Agreement, all as amended or extended from time to time.

          "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of any Borrower and its Subsidiaries taken as a whole or (ii) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

          "Negotiable Collateral" means all of Borrowers' present and future letters of credit of which any Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper.

          "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

          "Parent" means Virata Ltd., a United Kingdom company.

          "Payment Date" means the [fourth] calendar day of each month.

          "Periodic Payments" means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

          "Permitted Indebtedness" means:

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               (a)  Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

               (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

               (c) Indebtedness to leasing companies or purchase money lenders incurred for the acquisition of new capital equipment provided such Indebtedness is secured solely by such equipment and the amount of such Indebtedness does not exceed the cost of such equipment;

               (d)  Subordinated Debt; and

               (e) Indebtedness to trade creditors incurred in the ordinary course of business.

          "Permitted Investment" means;

               (a) Investments existing on the Closing Date disclosed in the Schedule; and

               (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank.

          "Permitted Liens" means the following:

               (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

               (c) Liens (i) upon or in any equipment acquired or held by Borrowers or any of their Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property

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encumbered by the existing Lien and the principal amount or committed amount of the indebtedness being extended, renewed or refinanced does not increase.

          "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

          "Prime Rate" means the variable rate of interest, per annum, most recently published in the Money Rate Section of the West Coast Edition of the Wall Street Journal, as the "prime rate," whether or not such published rate is the lowest rate available from Bank. When a range of rates is published, the higher of the rates shall apply at the time the rate is changed.

          "Quick Assets" means, at any date as of which the amount thereof shall be determined, the consolidated cash, cash-equivalents, accounts receivable and investments, with maturities not to exceed 90 days, of Parent on a consolidated basis determined in accordance with GAAP.

          "Responsible Officer" means each of the Chief Executive Officer and the Chief Financial Officer of each Borrower.

          "Revolving Facility" means Three Million Dollars ($3,000,000).

          "Revolving Maturity Date" means August __, 2000.

          "Schedule" means the schedule of exceptions attached hereto, if any.

          "Subordinated Debt" means any debt incurred by Borrowers that is subordinated to the debt owing by Borrowers to Bank on terms acceptable to Bank (and identified as being such by Borrowers and Bank) and shall include, in any event, the "Subordinated Indebtedness" as defined in the Subordination Agreement entered into as of the date hereof by and between Parent and Bank.

          "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrowers, either directly or through an Affiliate.

          "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Virata and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

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          "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

          "Year 2000 Compliant" means the ability of the software and other information processing capabilities of a Person to correctly interpret and manipulate all data, in whatever form including printed form, screen displays, financial records, calculations and loan-related data, so as to avoid errors in processing that may otherwise occur because of the inability of the software or other information processing capabilities to recognize accurately the year 2000 or subsequent dates.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

     2.   Loan and Terms of Payment

          2.1 Advances. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrowers in an aggregate amount not to exceed (i) the Revolving Facility or the Borrowing Base, whichever is less, minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to (i) seventy-five percent (75%) of Eligible Accounts (but not more than $250,000 with respect to Eligible Accounts of Virata Raleigh) plus (ii) fifty percent (50%) of the value of Eligible Foreign Accounts. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

          Whenever Borrowers desire an Advance, Borrowers will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to Borrowers' deposit account.

          The Revolving Facility shall terminate on the Revolving Maturity Date, at which time all Advances under this Section 2.1 and other amounts due under this Agreement (except as otherwise expressly specified herein) shall be immediately due and payable.

          2.2  Letters of Credit.

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               (a)  Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit ("Letters of Credit") for the account of Borrowers in an aggregate face amount not to exceed (i) the lesser of the Revolving Facility or the Borrowing Base minus (ii) the then outstanding principal balance of the Advances provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed One Million Dollars ($1,000,000). Each such Letter of Credit shall have an expiry date no later than the Revolving Maturity Date. All such letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement.

               (b) All amounts actually paid by Bank in respect to a Letter of Credit shall, when paid, constitute an Advance under this Agreement. The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be joint and several, absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrowers shall indemnify, defend and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

          2.3 Overadvances. If, at any time or for any reason, the sum of Advances owed by Borrowers plus the face amount of undrawn Letters of Credit exceeds the lesser of (i) the Revolving Facility or (ii) the Borrowing Base, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

          2.4  Interest Rates, Payments, and Calculations.

               (a) Interest Rate. Except as set forth in Section 2.4(b), any Advances shall bear interest, on the average Daily Balance, at a rate equal to one-half (.50) percentage point per annum above the Prime Rate.

               (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

               (c) Payments. Interest hereunder shall be due and payable in arrears on the Payment Date of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers' accounts with Bank or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Borrowers hereby authorize Bank to debit any accounts with Bank, including; without limitation, Account Number 3105407 for payments of principal and interest due on the Obligations and any other amounts owing by Borrowers to Bank. Bank will notify Borrowers of all debits which Bank makes against Borrowers' accounts. Any such debits against Borrowers' accounts in no way shall be deemed a set-off. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

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               (d)  Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.5 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.6  Fees.  Borrowers shall pay to Bank the following:

               (a) Commitment Fee. A commitment fee equal to Five Thousand Dollars ($5,000.00), which fee shall be due on or before the Closing Date and upon the Closing Date shall be fully earned and non-refundable;

               (b) Facility Fee. A facility fee equal to one-half percent (.50%) per annum of the average daily difference between the Revolving Facility and the Daily Balance, due and payable quarterly in arrears on the last day of each calendar quarter commencing September 30, 1999, with the final such payment due and payable on the Revolving Maturity Date.

               (c) Financial Examination and Appraisal Fees. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrowers' Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrowers performed no more often than every six (6) months unless an Event of Default has occurred and is continuing by Bank or its agents;

               (d) Bank Expenses. Upon the date hereof all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses, invoiced prior to the date hereof and, after the date hereof all Bank Expenses, including reasonable attorneys' fees and expenses as and when they become due.

          2.7 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central

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bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement:

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

               (d) and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans to Borrowers, Bank shall notify Borrowers thereof. Borrowers jointly and severally agree to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          2.8 Term. Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Revolving Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

     3.   CONDITIONS OF LOANS

          3.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance or issue the initial Letter of Credit is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a)  this Agreement;

               (b) a Revolving Promissory Note made by Borrowers in favor of Bank in the form attached hereto as Exhibit E;

               (c) a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

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               (d)  a certificate of the Secretary of State of Delaware with respect to each Borrower's standing and qualification to do business;

               (e) certified copies of each Borrower's certificate of incorporation and bylaws;

               (f) a collateral assignment, patent mortgage and security agreement from Parent;

               (g) a subordination agreement with respect to notes issued by Virata to Parent;

               (h)  financing statements (Forms UCC- 1 and/or UCC-2);

               (i)  insurance certificate;

               (j) completion of an audit of Virata's (and Virata Raleigh in the event Accounts of Virata Raleigh are to be included in the Borrowing Base) Accounts with results satisfactory to Bank;

               (k)  payment of the fees and Bank Expenses then due specified in
Section 2.6 hereof; and

               (l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2 Conditions Precedent to All Advances. The obligation of Bank to make each Advance, including the initial Advance, and to issue Letters of Credit is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrowers on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b).

     4.   CREATION OF SECURITY INTEREST

          4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrowers acknowledge that Bank may place a "hold" on any deposit account pledged as Collateral to secure the Obligations.

          4.2 Delivery of Additional Documentation Required. Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

          4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, no more often than every six (6) months unless an Event of Default has occurred and is continuing, during Borrowers' usual business hours, to inspect Borrowers' Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, condition of; or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES

     Each Borrower represents and warrants as follows:

          5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could reasonably have a Material Adverse Effect.

          5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

          5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

          5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

          5.6 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

          5.7 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

          5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrowers, Parent and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

          5.9 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

          5.10 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

          5.11 Environmental Condition. None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of; or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

          5.12 Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of all taxes reflected therein.

          5.13 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

          5.14 Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

          5.15 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading as of the date of such certificate or written statement.

     6.   AFFIRMATIVE COVENANTS

     Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, such Borrower shall d9 all of the following:

          6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

          6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

          6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within fifteen (15) days after the end of each month, (i) a company prepared consolidated balance sheet and income statement covering each Borrower's consolidated operations during such period, certified by an officer of each Borrower reasonably acceptable to Bank and (ii) a company prepared consolidated and consolidating balance sheet and income statement covering Parent's consolidated operations during such period; (b) (i) as soon as available, but in any event within ninety
(90) days after the end of Parent's fiscal year, audited consolidated and consolidating financial statements of Parent prepared in accordance with United Kingdom accounting standards, consistently applied, denominated in British pounds sterling together with an unqualified opinion on such financial statement of an independent certified public accounting firm reasonably acceptable to Banks, and (ii) as soon as available, but in any event within one hundred twenty
(120) days after the end of Parent's fiscal year, audited consolidated financial statements of Parent prepared in accordance with United Kingdom accounting standards, consistently applied, denominated in U.S. dollars, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) within five (5) days of filing, copies of all statements, reports and notices sent or made available generally by Borrowers to security holders or to any holders of Subordinated Debt (except for those statements, reports or notices sent or made available solely to Parent) and all reports on Form 10-K, I 0-Q and 8-K filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrowers or any Subsidiary that Borrowers' management reasonably believes could result in damages or costs to Borrowers or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

          Within fifteen (15) days after the last day of each month, Borrowers shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

          Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer of each Borrower in substantially the form of Exhibit D hereto.

          Bank shall have a right from time to time hereafter to audit Borrowers' Accounts at Borrowers' expense, provided that such audits will be conducted prior to making the initial Advance or issuing the initial Letter of Credit pursuant to Section 2 and thereafter no more often than every six (6) months unless an Event of Default has occurred and is continuing.

          6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

          6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

          6.6  Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower 5.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

          6.7 Principal Depository. Borrower shall maintain its principal depository and operating accounts with Bank.

          6.8 Quick Ratio. Parent shall maintain, on a consolidated basis as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least 1.0 to 1.0.

          6.9 Debt-Net Worth Ratio. Virata shall maintain, as of the last day of each calendar month, a ratio of Total Liabilities to Tangible Net Worth plus Subordinated Debt and accounts payable due to Parent of not more than 1.5 to 1.0.

          6.10 Tangible Net Worth. Virata shall maintain, as of the last day of each calendar month, a Tangible Net Worth plus Subordinated Debt and accounts payable due to Parent of not less than Two Million Dollars ($2,000,000).

          6.11 Minimum Debt Coverage. Virata shall maintain, as of the last day of each calendar month, a ratio of (a) cash and cash equivalents plus Accounts less than ninety days from invoice date to (0) outstanding principal hereunder plus the face amount of undrawn Letters of Credit of not less than 1.5 to 1.0.

          6.12 Additional Equity. An Equity Event shall occur no later than October 31, 1999. In the event such Equity Event does not so occur, it shall be an Event of Default hereunder, and Borrowers shall immediately proceed to cure such Event of Default by (a) repaying all Obligations hereunder, or (b) causing Parent to issue to Bank a warrant, in form and substance satisfactory to Bank in its sole discretion, to purchase that number of shares of stock of Parent having a value (at an exercise price of $_______________________) equal to five percent (5%) of the Advances then outstanding, for each month beyond October 31, 1999 until an Equity Event occurs.

          6.13 Year 2000 Compliance. Borrower and each Subsidiary is currently Year 2000 Compliant, and to the best of Borrower's knowledge after due inquiry, each of its material vendors and suppliers are also Year 2000 Compliant.

          6.14 Registration of Intellectual Property Rights. Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those intellectual property rights listed on Exhibits A, B and C to the Collateral Assignment, Patent Mortgage and Security Agreement delivered to Bank by Borrower in connection with this Agreement within thirty
(30) days of the date of this Agreement. Borrower shall register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product prior to the sale or licensing of such product to any third party, including without limitation revisions or additions to the intellectual property rights listed on such Exhibits A, B and C. Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in such additional intellectual property rights.

          6.15 Use of Proceeds. Borrower shall use the Advances for working capital and operating expenses only.

          6.16 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

     7.   NEGATIVE COVENANTS

     Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following:

          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) transfers of non-exclusive licenses and similar arrangements for the use of the property of borrowers or its Subsidiaries; or (iii) Transfers of worn-out or obsolete Equipment.

          7.2 Change in Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrowers' ownership, management or directors. Neither Borrower will, without thirty (30) days prior written notification to Bank, relocate its chief executive office or change its name or do business under any other name than is set forth on the signature page hereof.

          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

          7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

          7.6 Distributions. Pay any cash dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

          7.7 Intercompany Transfers. Make any payments, including any Transfer of cash, cash equivalents or assets, to Parent or to Virata Raleigh without Bank's prior written consent, such consent not to be unreasonably withheld so long as no Event of Default has occurred and is continuing or would result from such payment.

          7.8 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

          7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of Borrowers' business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm's length transaction with a nonaffiliated Person.

          7.10 Subordinated Debt. Except as provided in any applicable subordination agreement executed by Bank, make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

          7.11 Inventory. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrowers gives Bank prior written notice and as to which Borrowers signs and files a financing statement where needed to perfect Bank's security interest.

          7.12 Compliance. Become an investment company" controlled by an investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose.
Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

     8.   EVENTS OF DEFAULT

     Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

          8.1 Payment Default. If Borrowers fail to pay the principal of, or any interest on, any Advances when due and payable; or fails to pay upon demand any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses.

          8.2  Covenant Default.

               (a) If Borrowers fail to perform any obligation under Sections 6.7, 6.8, 6.9, 6.10, 6.11, 6.12 or 6.13 or violates any of the covenants contained in Section 7 of this Agreement, or

               (b) If Borrowers fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrowers and

Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrowers receives notice thereof or any officer of Borrowers becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default provided that no Advances will be required to be made during such cure period);

          8.3 Material Adverse Effect. If an event occurs that (i) has a Material Adverse Effect or (ii) result in a material impairment of the value or priority of Bank's security interests in the Collateral;

          8.4 Attachment. If any material portion of Borrowers' assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrowers' assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrowers' assets by the United States Government, or any department, agency, or instrumentality thereof; or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrowers receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers provided that no Advances will be required to be made during such cure period);

          8.5 Insolvency. If any Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within ten (10) days provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

          8.6 Other Agreements. If there is a default in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could reasonable be expected to have a Material Adverse Effect;

          8.7 Subordinated Debt. If Borrowers make any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

          8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrowers and shall remain unsatisfied and unstayed for a period of ten (10) days ("provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

          8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document determined as of the time such representation or warranty was made.

     9.   BANK'S RIGHTS AND REMEDIES

          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable provided that upon the occurrence of an Event of Default described in Section
8.5 all Obligations shall become immediately due and payable without any action by Bank);

               (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;

               (c) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

               (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (e) Without notice to or demand upon Borrowers, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers' owned premises, Borrowers hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

               (f) Without notice to Borrowers set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrowers' rights under all licenses and all franchise agreements shall inure to Bank's benefit;

               (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Borrower's premises) as Bank determines is commercially reasonable;

               (i) Bank may credit bid and purchase at any public sale; and

               (j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse a Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign a Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrowers' policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrowers on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrowers' attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

          9.3 Accounts Collection. At any time from the date of this Agreement, Bank may notify any Person owing funds to Borrowers of Bank's security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

          9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following:
(a) make payment of the same or any part thereof, (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof, or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

          9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers' part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          9.7 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.

     10.  NOTICES

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:


If to Borrowers       Virata Corporation
                      2933 Bunker Hill Lane, Suite 201

                      Santa Clara, CA 95054
                      Attn: Andy Vought
                      Fax: (408) 980-8250

                      Virata Raleigh Corp.
                      2933 Bunker Hill Lane, Suite 201
                      Santa Clara, CA 95054
                      Attn: Andy Vought
                      Fax: (408) 980-8250

If to Bank            Venture Banking Group
                      Three Palo Alto Square, Suite 150
                      Palo Alto, CA 94306
                      Attn: Jennifer Schellenberg
                      Fax:  650/843-6969

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12.  GENERAL PROVISIONS

          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank's prior written consent, which consent may be granted or withheld iii Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

          12.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

     12.8 Suretyship Waivers. Each Borrower hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting any other Borrower's liability under, or the enforcement of, this Agreement or any of the other Loan Documents; (b) discharge due to any disability of any other Borrower or any other guarantor of the Obligations; (c) any defenses of any other Borrower to Obligations not arising under the express terms of the Loan Documents or from a material breach thereof by the Bank which under applicable law has the effect of discharging such other Borrower from the Obligations; (d) the benefit of any act or omission by the Bank which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (e) all notices whatsoever, including, without limitation, notice of acceptance of this Agreement or any of the other Loan Documents and the incurring of the Obligations; and (f) any requirement that the Bank exhaust any right, power or remedy or proceed against any other Borrower or any other collateral security for, or any other guarantor of, or any other party liable for, any of the Obligations, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and each Borrower shall not be entitled to require, that Bank (i) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower, for all or any part of the Obligations; (ii) make any effort at collection or enforcement of all or any part of the Obligations from any other Borrower; (iii) foreclose against or seek to realize upon the collateral pledged under any guaranty or any other collateral security now or hereafter existing for all or any part of the Obligations; (iv) file suit or proceed to obtain or assert a claim for personal judgment against any other Borrower or any other guarantor or other party liable for all or any part of the Obligations; (v) exercise or assert any other right or remedy to which the Bank is or may be entitled in connection with the Obligations or any collateral security or guaranty relating thereto to assert; or (vi) file any claim against assets of any other Borrower before or as a condition of enforcing the liability of any Borrower under this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, each Borrower expressly waives, to the extent permitted by law, the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432.

     12.9 Confidentiality. In handling any confidential information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of Bank. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



VENTURE BANKING GROUP                 VIRATA CORPORATION

By: /s/ J. Schulenby                  By: /s/ Andrew M. Vought
   ---------------------------           --------------------------------

Title: AVP                            Title: Chief Financial Officer
      ------------------------              -----------------------------

                                      VIRATA RALEIGH CORP.

                                      By: /s/ Andrew M. Vought
                                         --------------------------------

                                      Title: Cheif Financial Officer
                                            -----------------------------

                                   EXHIBIT A

     The Collateral shall consist of all right, title and interest of Borrowers in and to the following:

          (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

          (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrowers' custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrowers' Books relating to any of the foregoing;

          (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

          (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrowers, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers' Books relating to any of the foregoing;

          (e) All documents, cash, deposit accounts, securities, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrowers' Books relating to the foregoing;

          (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

          (g) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

                                   EXHIBIT B

                  LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM
             DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.

TO:  VENTURE BANKING GROUP                DATE: _____________________________

FAX:  (650) 843-6969                      TIME: _____________________________


--------------------------------------------------------------------------------
FROM: ____________________________________________________________________
                               CLIENT NAME (BORROWERS)

REQUESTED BY: ____________________________________________________________
                               AUTHORIZED SIGNER'S NAME

AUTHORIZED SIGNATURE _____________________________________________________

PHONE NUMBER: ____________________________________________________________

FROM ACCOUNT:  _______________       TO ACCOUNT#:_________________
REQUESTED TRANSACTION TYPE           REQUEST DOLLAR AMOUNT

PRINCIPAL INCREASE ADVANCE           $__________________________
PRINCIPAL PAYMENT (ONLY)             $__________________________
INTEREST PAYMENT (ONLY)              $__________________________
PRINCIPAL & INTEREST (PAYMENT)       $__________________________

OTHER INSTRUCTIONS: ______________________________________________________
__________________________________________________________________________

--------------------------------------------------------------------------------

All representations and warranties of Borrowers stated in the Loan Agreement are true, correct and complete in material respect as of the date of the telephone request for and Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

--------------------------------------------------------------------------------
                                 BANK USE ONLY
TELEPHONE REQUEST

The following person is authorized to request the loan payment transfer/loan advance on the advance designated _______________ and is known to me.

_______________________________   Phone #: ______________________________
Authorized Requestor
_______________________________   Phone #: ______________________________
Received by (Bank)
_______________________________
Authorized signature (Bank)

--------------------------------------------------------------------------------

                                   EXHIBIT C

                           BORROWING BASE CERTIFICATE


Borrowers:     Virata Corporation                    Bank: Venture Banking Group

               Virata Raleigh Corp.

Commitment Amount:       $3,000,000


ACCOUNTS RECEIVABLE
   1.   Accounts Receivable Book Value as of______                $____________
   2.   Additions (please explain on reverse)                     $____________
   3.   TOTAL ACCOUNTS RECEIVABLE                                 $____________
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
   4.   Amounts over 90 days due                                  $____________
   5.   Balance of 50% over 90 day accounts                       $____________
   6.   Employee/Officer/Agent accounts                           $____________
   7.   Conditional (i.e.  accounts for goods place on
        consignment, guaranteed sale, sale or return, sale on
        approval, bill and hold, etc.)
   8.   Affiliate accounts                                        $____________
   9.   Foreign Accounts                                          $____________
   10.  Government Accounts or its Agencies                       $____________
   11.  Contra Accounts                                           $____________
   12.  Accounts greater than 30% of total AIR amount (except as approved in
        writing by Bank); that amount which exceeds 30% is
        excluded from the base                                    $____________

   13.  Disputed or Insolvent accounts                            $____________
   14.  Distributor accounts, unless approved in writing by Bank  $____________
   15.  Doubtful accounts                                         $____________
   16.  Other (please explain on reverse)                         $____________
   17.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                      $____________
   18.  Eligible Accounts (#3 minus #17)                          $____________
   19.  LOAN VALUE OF ACCOUNTS (75% of #18)                       $____________
   20.  Eligible Foreign Accounts                                 $____________
   21.  Loan Value of Eligible Foreign Accounts (50% of #20)      $____________
   22.  Total Loan Value (#19 plus #21, but not to include more than $250,000
        in respect of Virata Raleigh Accounts)                    $____________
BALANCES
   23.  Maximum Loan Amount                                       $____________
   24.  Total Funds Available (Line #22)                          $____________

   25.  Present balance owing on Line of Credit                   $____________
   26.  Outstanding under Sublimits (Letters of Credit)           $____________
   27.  Reserve Position (Lesser of #23 or #24 minus #25 and #26) $____________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Venture Banking Group.

COMMENTS:

Virata Corporation                       Virata Raleigh Corporation

By: __________________________________   By: ________________________________

                                   EXHIBIT D

                            COMPLIANCE CERTIFICATE

TO:    VENTURE BANKING GROUP

FROM:  VIRATA CORPORATION /VIRATA RALEIGH CORPORATION

     The undersigned authorized officer of Borrower hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (I) Borrower is in complete compliance for the period ending ________________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) or United Kingdom accounting standards, as applicable, and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant                                Required                                Complies
Monthly financial statements
and Compliance Certificate                        Monthly within 15 days from
                                                  Parent and each Borrower                Yes    No
Annual Parent financial
statements (CPA Audited)                          FYE within 90 days (pounds)
                                                  FYE within 120 days (dollars)           Yes    No
Statements, reports, notices of Borrower
and all 10-K, 1O-Q, and 8-K reports               Within 5 days of filing                 Yes    No
AIR & AIP Agings with Borrowing
Base Certificate                                  Monthly within 15 days                  Yes    No
Auditing of Borrowers' Accounts                   No more than every six months
                                                  while letters of credit are
                                                  outstanding or to be issued,
                                                  unless an Event of Default has
                                                  occurred and is continuing.             Yes    No

Financial Covenant                                Required          Actual                Complies
Maintain on a Monthly Basis:
Minimum Quick Ratio*                              1.00:1.00         __________:1.0        Yes    No
Maximum Debt/Tangible Net Worth**                 1.50:1.00         __________:1.0        Yes    No
Minimum Tangible Net Worth**                      $2,000,000        $______               Yes    No
Minimum debt coverage**                           1.5 :1.0          _______               Yes    No
Equity Event*                                     $7,000,000 by
                                                  10/31/99          _______               Yes    No

Refer to the Agreement for calculation details.

*Virata Ltd.  on a consolidated basis
**Virata Corporation

Comments Regarding Exceptions:  See Attached

Sincerely,


___________________________________
SIGNATURE


___________________________________
TITLE


___________________________________
DATE

                                   EXHIBIT E

                      Revolving Facility Promissory Note

$3,000,000                                                 Palo Alto, California

                                                                 August __, 1999

FOR VALUE RECEIVED, the undersigned, Virata Corporation and Virata Raleigh Corp. (the "Borrowers"), jointly and severally promise to pay to the order of Venture Banking Group, a division of Cupertino National Bank & Trust ("Bank"), at such place as the holder hereof may designate, in lawful money of the United States of America, the aggregate unpaid principal amount of all Advances made by Bank to Borrowers under Section 2.1 of that certain Loan and Security Agreement between Borrowers and Bank of even date herewith, as amended from time to time (the "Loan Agreement"), up to a maximum principal amount of Three Million Dollars ($3,000,000). Borrowers shall also pay interest on the aggregate unpaid principal amount of such Advances at the rates and in accordance with the terms of the Loan Agreement. The entire principal amount and all accrued but unpaid interest thereon shall be due and payable on the Revolving Maturity Date. All capitalized terms used herein but not defined herein shall have the same meaning as given to them in the Loan Agreement.

Bank is hereby authorized by Borrowers to endorse on Bank's books and records each Advance made by Bank under this Note and the amount of each payment or prepayment of principal of each such Advance received by Bank; it being understood, however, that failure to make any such endorsement (or any errors in notation) shall not affect the obligations of Borrowers with respect to Advances made hereunder, and payments of principal by Borrowers shall be credited to Borrowers notwithstanding the failure to make a notation (or any errors in notation) thereof on such books and records.

Borrowers jointly and severally promise to pay Bank all costs and expenses of collection of this Note and to pay all reasonable attorneys' fees incurred in such collection or in any suit or action to collect this Note or in any appeal thereof. Each Borrower waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, as well as any applicable statute of limitations. No delay by Bank in exercising any power or right hereunder shall operate as a waiver of any power or right. Time is of the essence as to all obligations hereunder.

This Note is issued pursuant to the Loan Agreement, which shall govern the rights and obligations of Borrowers with respect to all obligations hereunder.

EACH BORROWER AND BANK HEREBY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. This Note shall be deemed to be made under, and shall be construed in accordance with and governed by the laws of the State of California, excluding conflicts of laws principles.


                                        VIRATA CORPORATION

                                        By:___________________________________
                                        Printed Name:_________________________
                                        Title:________________________________

                                        VIRATA RALEIGH CORP.

                                        By:___________________________________
                                        Printed Name:_________________________
                                        Title:________________________________